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                                                                      Exhibit 12

STONEPATH GROUP, INC.
Computation of the Ratio of Earnings to Fixed Charges
Regulation S-K Item 503(d)

                                                                                              Nine Months
                                                                                                 Ended
                                                                                           September 30, 2004
                                                                                           ------------------
EARNINGS
           Pre-tax income (loss) from continuing operations before minority
            interests or income/(loss) from equity investees                               $       (4,223,563)
           Add: Fixed charges                                                                       2,552,552
           Add: Amortization of capitalized interest                                                        -
           Add: Distributed income of equity investees                                                      -
           Add: Share of pre-tax losses of equity investees                                                 -

           Less: Interest capitalized                                                                       -
           Less: Preference security dividend requirements of
                  consolidated subsidiaries                                                                 -
           Less: Minority interest in pre-tax income of subsidiaries
                  that have not incurred fixed charges                                             (1,098,032)
                                                                                           ------------------
                                                         TOTAL EARNINGS                    $       (2,769,043)
                                                                                           ==================

FIXED CHARGES
           Interest expensed and capitalized                                               $          299,300
           Add: Amortized premiums, discounts and capitalized
                 expenses related to indebtedness                                                      87,597
           Add: Estimate of the interest within rental expense (a)                                  2,165,655
           Add: Preference security dividend requirements of
                 consolidated subsidiaries (pre-tax)                                                        -

                                                                                           ------------------
                                                         TOTAL FIXED CHARGES               $        2,552,552
                                                                                           ==================

RATIO OF EARNINGS TO COMBINED FIXED
 CHARGES AND PREFERENCE DIVIDENDS                                                                       (1.08)
                                                                                           ==================

DEFICIENCY                                                                                 $        5,321,595
                                                                                           ==================

 (a) Total rent expense                                                                             6,562,592
     Percentage                                                                                            33%
                                                                                           ------------------
     Estimated interest portion of rent expense                                            $        2,165,655
                                                                                           ==================
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